AIT Holding Company, LLC
and Subsidiaries

Consolidated Financial Report
12.31.2011

Independent Auditor’s Report

To the Members
AIT Holding Company, LLC and Subsidiaries
Chandler, Arizona

We have audited the accompanying consolidated balance sheets of AIT Holding Company, LLC and Subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income, members’ deficit and cash flows for each of the three years in the period ended December 31, 2011.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey & Pullen, LLP
Phoenix, Arizona
April 9, 2012

Member of the RSM International network of independent accounting, tax and consulting firms.

AIT Holding Company, LLC and Subsidiaries
Consolidated Balance Sheets

	July 2,	June 30,	December 31,
ASSETS (Note 5)	2012	2011	2011	2010
	(unaudited)	(unaudited)
CURRENT ASSETS
Cash	$875,032	$1,505,733	$140,349	$184,215
Accounts receivable, net (Note 7)	16,716,846	27,080,070	17,447,873	16,762,116
Inventories (Note 3)	23,878,904	26,461,711	20,813,581	26,006,517
Prepaid expenses and other	187,263	411,665	287,604	206,360
Total current assets	41,658,045	55,459,179	38,689,407	43,159,208

EQUIPMENT AND LEASEHOLD IMPROVEMENTS
Machinery and equipment	2,070,256	2,236,774	1,959,971	2,094,012
Leasehold improvements	1,163,368	1,142,449	1,170,467	1,122,055
Automobiles	-	23,706	23,706	23,706
Computer hardware and software	1,503,005	736,252	1,276,834	592,946
Furniture and equipment	172,950	202,101	155,159	79,597
Capital lease assets	-	11,641	11,641	11,641
	4,909,579	4,352,923	4,597,778	3,923,957
Accumulated depreciation	(2,483,895)	(2,428,807)	(2,213,220)	(2,132,388)
Equipment and leasehold improvements, net	2,425,684	1,924,116	2,384,558	1,791,569

OTHER ASSETS
Deferred financing costs, net (Note 5)	-	286,354	237,000	517,135
Intangible assets, net of accumulated amortization (Note 4)	3,962,619	6,124,048	5,043,333	7,204,762
Intangible assets, not subject to amortization (Note 4)	181,178	181,178	181,178	181,178
Deposits	113,226	170,542	131,645	170,542
	4,257,023	6,762,122	5,593,156	8,073,617
	$48,340,752	64,145,417	$46,667,121	$53,024,394

LIABILITIES AND MEMBERS' DEFICIT

CURRENT LIABILITIES
Checks in excess of bank balance	$124,364	6,183,430	$2,416,237	$3,715,948
Revolving line of credit (Note 5)	5,922,277	10,235,812	5,837,657	10,392,808
Current portion of long-term debt (Note 5)	-	54,765	4,202,631	129,942
Current portion of capital lease obligations (Note 6)	-	1,178	-	5,901
Accounts payable	13,532,484	15,695,371	7,319,744	10,337,245
Accrued liabilities related party	375,000	375,000	375,000	525,000
Accrued liabilities (Note 6)	2,571,846	4,061,361	2,679,950	4,154,241
Total current liabilities	22,525,971	36,606,917	22,831,219	29,261,085

Long term debt, less current portion (Note 5)	27,635,630	28,393,630	24,209,630	28,412,261
Deferred rent	100,204	167,310	135,529	204,297
Deferred purchase price (Notes 2 and 9)	1,892,774	1,892,774	1,892,774	1,892,774

Commitments and Contingencies (Notes 5, 6, 7, 8, 10 and 11)

Members' Deficit (Note 9)	(3,813,827)	(2,915,214)	(2,402,031)	(6,746,023)

	$48,340,752	$64,145,417	$46,667,121	$53,024,394

See Notes to Consolidated Financial Statements.

AIT Holding Company, LLC and Subsidiaries

Consolidated Statements of Income
	Six Months Ended,		Years Ended December 31,
	July 2, 2012	June 30, 2011	2011	2010	2009
	(unaudited)	(unaudited)

Net sales (Note 7)	$66,844,891	$99,126,722	$169,897,883	$120,288,955	50,355,128
Cost of sales	53,437,218	80,872,579	138,251,948	97,403,004	40,062,418
Gross profit	13,407,673	18,254,143	31,645,935	22,885,951	10,292,710

Operating expenses (Note 6)	6,421,368	5,993,214	14,156,625	11,468,142	14,339,261
Impairment of intangible asset (Note 4)	-	-	-	-	919,000
Related party expenses	843,110	593,110	1,173,000	1,173,000	1,012,000
Income (loss) from operations	6,143,195	11,667,819	17,489,310	11,417,809	(4,965,551)

Other income (expense):
Interest expense	(5,046,235)	(1,890,078)	(3,469,804)	(4,914,475)	(5,352,241)
Gain on extinguishment of debt (Note 5)	-	-	-	9,174,036	-
Other	2,009	-	1,614	87	(22,403)
	(5,044,226)	(1,890,078)	(3,468,190)	4,259,648	(5,374,644)
Net income (loss)	$1,098,969	$9,777,741	$14,021,120	$15,677,457	$(10,340,195)

See Notes to Consolidated Financial Statements.

AIT Holding Company, LLC and Subsidiaries

Consolidated Statements of Members' Deficit
For the Years Ended December 31, 2011, 2010 and 2009

	Membership C
	Units	Total

Balance, December 31, 2008	$(12,077,954)	$(12,077,954)

Distributions	(6,667)	(6,667)
Net loss	(10,340,195)	(10,340,195)
Balance, December 31, 2009	$(22,424,816)	$(22,424,816)

Contributions	1,336	1,336
Net income	15,677,457	15,677,457

Balance, December 31, 2010	$(6,746,023)	$(6,746,023)

Distributions	(9,677,128)	(9,677,128)
Net income	14,021,120	14,021,120

Balance, December 31, 2011	$(2,402,031)	$(2,402,031)
Distributions	(2,510,765)	(2,510,765)
Net income	1,098,969	1,098,969
Balance, July 2, 2012	$(3,813,827)	$(3,813,827)

See Notes to Consolidated Financial Statements.

AIT Holding Company, LLC and Subsidiaries

Consolidated Statements of Cash Flows
	Six Months Ended,		Years Ended December 31,
	July 2, 2012	June 30, 2011	2011	2010	2009
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,098,969	$9,777,741	$14,021,120	$15,677,457	$(10,340,195)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,513,833	1,377,134	2,847,735	2,990,509	3,310,959
Bad debt (recoveries) expense	(24,328)	-	(117,483)	17,497	2,485,647
Impairment of intangible assets	-				919,000
Non-cash interest expense related to deferred financing costs	3,663,000	230,781	280,135	653,331	339,610
(Gain) on extinguishment of debt	-	-	-	(9,174,036)	-
Loss (gain) on disposal of assets	(2,000)	1,827	40,649	(3,393)	42,408
Interest expense added to notes payable		-	-	1,637,049	5,070,457
Changes in working capital components:
Accounts receivable	755,355	(10,317,954)	(568,274)	(9,882,064)	2,629,370
Inventories	(3,065,323)	(455,194)	5,192,936	(12,419,040)	3,830,284
Prepaid expense and other	100,341	(205,305)	(81,244)	139,548	37,516
Deposits	18,419	-	38,897	5,954	26,099
Accounts payable	6,212,740	5,358,126	(3,017,501)	5,724,308	(2,836,994)
Accrued liabilities	(108,104)	(242,880)	(1,624,291)	2,020,643	1,396,983
Deferred rent	(35,325)	(36,987)	(68,768)	(75,844)	(28,068)
Net cash provided by (used in) operating activities	10,127,577	5,487,289	16,943,911	(2,688,081)	6,883,076

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment and leasehold improvements	(472,245)	(430,794)	(1,319,944)	(707,680)	(110,535)

CASH FLOWS FROM FINANCING ACTIVITIES
(Decrease) increase in checks in excess of bank balance	(2,291,873)	2,467,482	(1,299,711)	2,853,685	862,263
Net (repayments) proceeds on the revolving line of credit	84,620	(156,996)	(4,555,151)	3,291,893	(6,044,076)
Repayments on long-term debt	(4,202,631)	(98,531)	(135,843)	(2,335,321)	(1,255,983)
Cash (distributions to) contributions from members	(2,510,765)	(5,946,932)	(9,677,128)	1,336	(6,667)
Deferred finance costs		-	-	(515,740)	(472,805)
Net cash (used in) provided by financing activities	(8,920,648)	(3,734,977)	(15,667,833)	3,295,853	(6,917,268)

Net decrease (increase) in cash	734,683	1,321,518	(43,866)	(99,908)	(144,727)

Cash, beginning of year	140,349	184,215	184,215	284,123	428,850

Cash, end of year	$875,032	$1,505,733	$140,349	$184,215	$284,123

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$1,344,598	$1,648,017	$3,222,555	$2,848,869	$361,897

See Notes to Consolidated Financial Statements.

AIT Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies

Nature of business:

AIT Holding Company, LLC and Subsidiaries (the Company), specializes in precision sheet metal fabrication and tubular frame weldments and assembly.  The Company focuses on manufacturing semiconductor equipment and also serves the machine tool industry through its frame fabrication and full electro/mechanical assembly.  The Company also manufactures gas and chemical production equipment utilized in the semiconductor industry.  Its products include full electro/mechanical turnkey assembly, subassembly through complete integration, plumbing/pneumatic/ vacuum assembly, cable production, and ultra purity gas systems.  The Company further provides support for design of manufacturing and assembly of its products.  The Company has manufacturing facilities in Arizona, Texas, and the Philippines.

On July 3, 2012, Ultra Clean Holdings, Inc. completed the acquisition of the Company. The total acquisition price was approximately $104.9 million, and was comprised of cash consideration of $75.3 million and common stock of $29.6 million (unaudited).

Principles of consolidation:

The consolidated financial statements include the accounts of AIT Holding Company, LLC (AIT Holding), American Integration Technologies, LLC (AIT), a wholly-owned subsidiary of AIT Holding, Integrated Flow Systems, LLC, and IFS International Sales Corporation, both of which are wholly-owned subsidiaries of AIT, and are collectively referred to as IFS.  All significant intercompany accounts and transactions have been eliminated in consolidation.

A summary of the Company’s significant accounting policies follows:

Concentration of credit risk:

At certain times during the year, the Company maintained cash in excess of the federally insured limits in financial institutions.  Management believes, based on the quality of the financial institutions, that the risk is not significant and has not experienced any losses.

Revenue recognition:

The Company recognizes revenue when shipments occur provided the Company has received an executed purchase order, the sales price is fixed, title has transferred, collection is reasonably assured, and there are no customer acceptance requirements.  Sales are recorded net of any discounts.

Shipping and handling costs:

The Company includes shipping and handling costs in cost of sales in the accompanying consolidated statements of income.

Accounts receivable:

Accounts receivable are stated at the amount management expects to collect from outstanding balances.  Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts.  Balances which are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable.  Recoveries from balances previously written off are recorded when received. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers.

AIT Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Accounts receivable (continued):

Accounts receivable are generally considered to be past due if any portion of the receivable balance is outstanding for more than 30 days.  Certain customers are granted up to 60 day terms.  Interest is not charged on accounts receivable.

Inventories:

Inventories are stated at the lower of cost (first-in, first-out) or market.  Inventories include materials, labor and allocated overhead. The Company estimates excess and obsolete inventory reserves at least annually based on historical trends as compared to current backlog quantities and future anticipated revenue projections.

Equipment and leasehold improvements:

Equipment and leasehold improvements are recorded at historical cost.  Cost includes expenditures for major improvements and replacements that extend useful life.  Expenditures for other maintenance and repairs are expensed as incurred.  Depreciation and amortization of equipment and leasehold improvements are computed utilizing the following estimated useful lives:

Years
Machinery and equipment	5 - 7
Leasehold improvements	2 - 12
Automobiles	5
Computer software	3
Computer hardware	5
Furniture and equipment	7

Leasehold improvements are depreciated over the shorter of the lease term or their estimated useful life.

Deferred financing costs:

The Company capitalizes debt issuance costs and amortizes those costs over the term of the related debt agreements using the effective interest rate method.  Debt issuance costs associated with debt that is extinguished are written off at the time the related debt is extinguished and is included in the determination of net income in the consolidated statements of income.

Intangible assets:

Intangible assets include customer base and trademark.  Such intangible assets, except the trademark, are amortized on a straight-line basis over their estimated useful lives of five to seven years for customer base.  The trademark is estimated to have an indefinite life and is not amortized.

AIT Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Impairment of definite life intangibles and long-lived assets:

Long-lived assets such as property, equipment and intangibles with useful lives are continually evaluated for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable.  When factors indicate that these assets should be evaluated for possible impairment, management compares expected future undiscounted cash flows at the lowest level of separately identifiable cash flows to the carrying values of the related assets.  If the carrying values exceed the undiscounted cash flows, the carrying values are reduced to their fair values through a charge to income.  No impairment loss on long-lived assets was recorded by the Company for 2011, 2010 or 2009.

Impairment of indefinite life intangibles:

The Company’s indefinite life intangible asset for trademark, is evaluated for impairment at least annually and more frequently if events occur or circumstances change indicating the asset may be impaired.  The impairment test consists of a comparison of the fair value of an intangible asset with its carrying amount.  If the carrying amount exceeds its fair value, an impairment loss will be recognized to the extent of the excess. No impairment loss on indefinite-life intangibles was recorded by the Company for 2011 or 2010. During 2009, as a result of its annual impairment testing, the Company determined its trademark for IFS was impaired and recorded an impairment charge to income in the amount of $919,000.

Disclosures about fair value of financial instruments and fair value measurements:

Fair value measurements:

Effective for the year ended December 31, 2010, the Company adopted Accounting Standards Update (“ASU”) 2010-06, Improving Disclosures about Fair Value Measurements.  This new accounting guidance under ASC 820, Fair Value Measurements and Disclosures, was issued by the Financial Accounting Standards Board (FASB) on January 21, 2010.  The additional disclosures required about fair value measurements include, among other things, (a) the amounts and reasons for certain significant transfers among the three hierarchy levels of inputs, (b) the gross, rather than net, basis for certain Level 3 roll-forward information, (c) use of a “class” basis rather than a “major category” basis for assets and liabilities, and (d) valuation techniques and inputs used to estimate Level 2 and Level 3 fair value measurements.  The following information incorporates these new disclosure requirements except for the Level 3 roll-forward information which is not required until the year ended December 31, 2011.

Under the FASB’s authoritative guidance on fair value measurements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  In determining fair value, the Company uses various methods including market, income and cost approaches.  Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique.  These inputs can be readily observable, market corroborated, or generally unobservable inputs.  The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.  Based on the observability of the inputs used in the valuation techniques the Company is required to provide the following information according to the fair value hierarchy.  The fair value hierarchy ranks the quality and reliability of the information used to determine fair values.  Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

·	Level 1 — Quoted prices for identical assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.

·
Level 2 — Observable inputs other than Level 1 including quoted prices for similar assets or liabilities, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data.  Level 2 also includes derivative contracts whose value is determined using a pricing model with observable market inputs or can be derived principally from or corroborated by observable market data.

·
Level 3 — Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation; also includes observable inputs for nonbinding single dealer quotes not corroborated by observable market data.

Deferred rent:

The Company records facility rent expense on a straight-line basis over the facility lease term. Straight-line rent expense considers defined rent increases reflected in the lease agreements. The difference between rent paid and rent expense is deferred rent and is reflected as a liability in the consolidated balance sheets.

Use of estimates:

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Estimates significant to the consolidated financial statements include the allowance for doubtful accounts, allowance for obsolete inventory, and valuation and annual impairment testing of its long-lived assets and indefinite-lived tradename.  Actual results could differ from those estimates.

Income taxes:

The Company has elected, by consent of its shareholders, to be taxed under the Partnership provisions of the Internal Revenue Code.  Under those provisions, the Company generally does not pay corporate income taxes on its taxable income.  Instead, the members are liable for individual income taxes on the Company’s taxable income.

The FASB issued new guidance on accounting for uncertainty in income taxes.  Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the consolidated financial statements to comply with the provisions of this guidance.  With few exceptions, the Company is no longer subject to income tax examinations by the U.S. federal, state, or local tax authorities prior to 2008.

AIT Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Reclassification:

A reclassification has been made to the consolidated statement of income for the year ended December 31, 2010 in order to be consistent with the presentation for the year ended December 31, 2011.  There was no change to previously reported members’ deficit or net income.

Unaudited Interim Financial Information:

The accompanying consolidated balance sheets as of July 2, 2012 and June 30, 2011 and the consolidated statements of income and cash flows for the six months ended July 2, 2012 and June 30, 2011 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position as of July 2, 2012 and June 30, 2011, and results of operations and cash flows for the six months ended July 2, 2012 and June 30, 2011. The financial data and the other information disclosed in these notes to the consolidated financial statements related to these six month periods are unaudited. The results of the six months ended July 2, 2012 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2012 or for any other interim period or other future year.

The second quarter of 2012 ended on June 30, 2012, but presented herein are results as of and for the period ended July 2, 2012. The Company has determined that the inclusion of one additional business day is not material to the unaudited financial information presented.

Subsequent events:

The Company has evaluated subsequent events through April 9, 2012, the date on which the consolidated financial statements were available to be issued.

Note 2.	Merger Agreement

AIT Acquisition Company LLC (AIT Acquisition) was formed in August 2005 and was the surviving operating entity following an Agreement and Plan of Merger (the Agreement) between AIT Holding, AIT Acquisition, and American Sheetmetal, Inc., d/b/a American Integration Technologies (Predecessor Company).  Subsequent to the merger, AIT Acquisition was formally renamed American Integration Technologies, LLC (AIT).  AIT, a wholly-owned subsidiary of AIT Holding, was the surviving LLC of the merger.

The Agreement included provisions for additional merger consideration to be earned annually by the former members over a four-year period ending December 31, 2008, based on certain financial thresholds, as defined in the merger agreement.  The Company has an amount accrued for the deferred purchase price obligation of $1,892,774 at December 31, 2011, 2010 and 2009.

Note 3.	Inventories

Inventories consist of the following at:

	July 2,	December 31,
	2012	2011	2010
	(unaudited)

Raw materials	$17,546,688	$15,368,392	$19,066,394
Work in process	8,127,649	6,888,659	8,126,437
Finished goods	710,022	856,530	1,188,281
	26,384,359	23,113,581	28,381,112
Less allowance for obsolete inventory	(2,505,455)	(2,300,000)	(2,374,595)
	$23,878,904	$20,813,581	$26,006,517

AIT Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 4.	Intangible Assets

The following is a summary of the intangible assets at:

	July 2, 2012
		(unaudited)
	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount
Subject to amortization:
Customer base	$16,525,071	$(12,562,452)	$3,962,619
Not subject to amortization:
Trademark	$181,178	$-	$181,178

	December 31, 2011
	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount
Subject to amortization:
Customer base	$16,525,071	$(11,481,738)	$5,043,333
Not subject to amortization:
Trademark	$181,178	$-	$181,178

	December 31, 2010
	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount
Subject to amortization:
Customer base	$16,525,071	$(9,320,309)	$7,204,762
Not subject to amortization:
Trademark	$181,178	$-	$181,178

During the year ended December 31, 2009, the trademark for IFS was written down to its implied fair value of $0 by a charge to earnings of $919,000.  The IFS trademark has been estimated to have no future value.

Amortization expense recognized on all amortizable intangibles totaled approximately $2,161,000, $2,371,000 and $2,476,000 for the years ended December 31, 2011,2010 and 2009, respectively. Amortization expense recognized for the six months ended July 2, 2012 and June 30, 2011, unaudited was $1,081,001 and $1,081,000, respectively.

Estimated future aggregate amortization expense is as follows:

Year Ending December 31:
2012	$2,161,429
2013	2,161,429
2014	720,475
$5,043,333

Note 5.	Revolving Line of Credit and Long-Term Debt

The Company has a loan and security agreement with a bank comprised of a revolving line of credit and capital expenditure loans.  The line of credit bears interest at prime plus an applicable margin totaling 5.0% at December 31, 2011, and provides for borrowings equal to the lesser of (a) $21,500,000 or (b) a borrowing base amount less outstanding letters of credit.  The borrowing base amount is equal to 85% of eligible accounts plus the lesser of $10,000,000 or a specified percentage, as defined, of the Company’s eligible inventory.  The Company had approximately $15,100,000 of availability on the revolving line of credit at December 31, 2011.  Amounts outstanding under the line of credit at December 31, 2011 and 2010 were $5,837,657 and $10,392,808, respectively.

AIT Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 5.	Revolving Line of Credit and Long-Term Debt (Continued)

Borrowings under the loan and security agreement are secured by a first lien on certain assets, primarily accounts receivable and inventory of the Company.  Borrowings under the loan and security agreement are further secured by a second lien on substantially all other assets of the Company.  The agreement expires October 31, 2013, and includes certain financial and non-financial covenants, including potential limitations of distributions to be paid out by the Company to the members.

Long-term debt consisted of the following at:

	July 2,	December 31,
	2012	2011	2010
	(Unaudited)
Term note payable with a finance company, as amended, floating interest LIBOR rate plus an applicable margin (11.75% as of December 31, 2011) with a floor of 10.75% and required monthly interest payments, matures December 2013. This note payable is secured by a first lien on certain assets and is further secured by a second lien on other assets. This note payable requires financial and non-financial covenants. Interest of $0 and $854,000 was added to the principal balance during 2011 and 2010, respectively. See further discussion at (A) and (B) below.	$22,643,906	$23,401,906	$23,401,906

Subordinated note payable with a related party, principal due January 2014. Interest of $0 for 2011 and $783,504 for 2010 was added to the principal balance. The related party as discussed above is the former ownership group of IFS which was purchased by the Company in 2007 and this debt was restructured in 2010 as further discussed in (C) below.	4,991,724	4,991,724	4,991,724

The Company has a term note payable with a finance company, due March of 2012. The term note provides for monthly payments of $6,296 per month bearing interest at 8.25%. The term note is secured by certain equipment of the Company.	-	18,631	89,443

Note payable repaid during 2011	-	-	59,130
	27,635,630	28,412,261	28,542,203
Less current maturities	-	(4,202,631)	(129,942)
	$27,635,630	$24,209,630	$28,412,261

(A) The note payable contains provisions that require mandatory prepayments based on excess cash flows, as defined. At December 31, 2011, management has included $4,184,000 in current maturities as a result of a mandatory prepayment, required by the excess cash flow calculation provision in the agreement.

(B) (Unaudited)

Subsequent to December 31, 2011, the Company entered into a seventh modification whereby an amendment fee of $3,426,000 was incurred. The amendment fee was recorded as interest expense and was added to the principal balance during the period ended July 2, 2012.

AIT Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 5	Revolving Line of Credit and Long-Term Debt (Continued)

The aggregate maturities of the above notes payable as of December 31, 2011, are as follows:

Year Ending December 31:
2012	$4,202,631
2013	19,217,906
2014	4,991,724
$28,412,261

(C)  During 2010, $10,815,760 in principal and accrued interest of the subordinated note payable was forgiven in connection with a debt restructuring.  For accounting purposes, the debt restructuring was accounted for as a troubled debt restructuring.  The carrying value of the restructured debt obligation represents total future undiscounted cash flows, including interest, under the new terms of the debt.  The Company recognized a gain in the amount of $9,174,036 as a result of the debt restructuring and is included in the consolidated statements of income.

Note 6.	Commitments and Related Party Transactions

Facility commitments:

The Company leases five buildings from an entity related through common ownership.  The leases expire September 30, 2012.  These leases require the lessee to pay for property taxes, utilities and insurance.  The Company leases other buildings from unrelated parties under operating leases expiring through June 2016.  For leases that have deferred rent, the Company accrues rent expense in amounts such that the total rent expense will be recognized ratably over the lease term.

The following is a schedule of future minimum annual payments required under these agreements that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 2011:

Year Ending December 31:	Related Party	Third Parties	Total
2012	$505,000	$227,000	$732,000
2013	-	189,000	189,000
2014	-	146,000	146,000
2015	-	150,000	150,000
2016	-	75,000	75,000
	$505,000	$787,000	$1,292,000

Rental expense under operating leases totaled approximately $2,447,000 (which includes $1,350,000 of expense for the lease settlement as discussed in Note 10), $1,046,000 and $1,329,000 for the years ended December 31, 2011,  2010 and 2009, respectively.  Rent expense incurred under related party leases was approximately $673,000 for the years ended December 31, 2011 and 2010, respectively and $512,000 for the year ended December 31, 2009. Rent expense under operating leases totaled approximately $545,000 and $579,000 for the six months ended July 2, 2012 and 2011, respectively. Rent expense incurred under related party leases was approximately $344,000 and $351,000 for the six months ended July 2, 2012 and 2011, respectively.

AIT Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 6.	Commitments and Related Party Transactions (Continued)

Management fees:

The Company pays a management fee to various members.  Management fees paid during 2011, 2010 and 2009 were approximately $650,000, $350,000 and $125,000, respectively.  Accrued management fees included in accrued liabilities at July 2, 2012 and June 30, 2011 and December 31, 2011 were $375,000 and were $525,000 at December 31, 2010.

Note 7.	Major Customers

The respective sales to each major customer and the accounts receivable balance outstanding are as follows:

	Six Months Ended,				Year Ended December 31,
	July 2, 2012		June 30, 2011		2011		2010		2009
	(unaudited)		(unaudited)

Customer A:
Revenue	$23,970,420	36%	$42,441,760	43%	$69,013,000	41%	$26,719,000	22%	$13,297,000	26%
Accounts receivable	$10,510,805	63%	$13,835,867	51%	$10,993,000	63%	$9,085,000	54%	$1,661,000	24%

Customer B:
Revenue	$7,046,675	11%	$7,932,935	8%	$12,832,000	8%	$21,740,000	18%	$6,741,000	13%
Accounts receivable	$399,424	2%	$1,428,091	5%	$48,000	0%	$109,000	1%	$465,000	7%

Customer C:
Revenue	$9,416,106	14%	$17,013,143	17%	$30,422,000	18%	$20,775,000	17%	$5,885,000	12%
Accounts receivable	$235,204	1%	$2,955,990	11%	$2,091,000	12%	$1,245,000	7%	$842,000	12%

Customer D:
Revenue	$9,008,198	13%	$15,095,886	15%	$27,434,000	16%	$18,607,000	15%	$5,155,000	10%
Accounts receivable	$1,914,154	6%	$5,223,141	19%	$2,102,000	12%	$3,230,000	19%	$1,074,000	19%

Note 8.	401(k) Plan

The Company sponsors a 401(k) plan covering employees who meet specified age and service requirements. Contributions to the plan are participant directed.  Employer contributions for the years ended December 31, 2011, 2010 and 2009 were approximately $96,000, $82,000 and $59,000, respectively.

Note 9.	Members’ Deficit

AIT Holding was formed in August 2005 and the Operating Agreement included the establishment of a Board of Managers and three classes of Membership Units.  The Operating Agreement was amended in 2007 to include a fourth class of Membership Units.

Membership A Units:

Initial capital of $3,600,000 was contributed by these members.  Owners of Membership A Units are to receive priority distributions, as such, Membership A units received $3,600,000 of non-tax related priority distributions during 2006.  There were no A Units outstanding in 2011, 2010 or 2009.

AIT Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 9.	Members’ Deficit (Continued)

Membership B Units:

These units entitle members to receive distributions based on the earnout provisions of the Merger Agreement.  These potential distributions in the amount of $1,892,774 have been accounted for as contingent purchase price and have been reflected as deferred purchase price in the accompanying consolidated balance sheets.  Upon full payment of the contingent purchase price, no Membership B Units will exist. See Note 2.

Membership C Units:

Generally, profits and losses will be allocated to Membership C Unit holders on a pro-rata basis based on ownership interests.  All non-tax related distributions, other than the potential distributions to B Unit holders will be paid to C Unit holders until B and C Membership Unit holders have been distributed an aggregate total of $15,000,000 of non-tax related distributions.

Membership D Units:

Generally, profits and losses will be allocated to Membership D Unit holders on a pro-rata basis on ownership interests only after B and C Membership Unit holders have been allocated profits (net of any losses) in an aggregate total of $15,000,000.

Note 10.	Legal

From time to time, the Company may be involved in various legal matters in the ordinary course of business.  In connection with consolidating certain manufacturing facilities, the Company vacated its facility in Fremont, California.  As a result, the landlord filed an action against the Company for breach of lease seeking $3,000,000 in damages for rental amounts due through the end of the lease term.  Management settled this matter during 2011 and as part of the settlement resolution paid $1,800,000 to the landlord, of which approximately $1,350,000 was expensed in 2011.